Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 20, 2015, with respect to the consolidated financial statements and schedule included in the Annual Report of MISONIX, INC. and Subsidiaries on Form 10-K for the year ended June 30, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of MISONIX, INC. and Subsidiaries on Forms S-8 (File No. 333-203944, File No. 333-188554, File No. 333-165088, File No. 333-130874, File No. 333-63166, File No. 333-78795, File No. 333-18907 and File No. 33-73924).

/s/ GRANT THORNTON LLP

New York, New York

August 20, 2015